                                                                    Exhibit 99.2




FOR IMMEDIATE RELEASE
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                     PAUL G. ALLEN'S VULCAN VENTURES MAKES
                  STRATEGIC INVESTMENT OF $54 MILLION IN ZDTV


LAS VEGAS, NOV. L7, 1998 Ziff-Davis (NYSE: ZD) today announced that Paul G. Allen's Vulcan Ventures, Inc. will make a strategic investment in ZDTV, the first 24-hour cable channel focused on the Internet and related technologies. The $54 million investment will make Vulcan Ventures a one-third partner in ZDTV.

Also today, Ziff-Davis announced that it will exercise its option to purchase ZDTV from MAC, an affiliate of SOFTBANK Corp. [See related press release, "Ziff-Davis To Exercise Option To Purchase ZDTV."]

William Savoy, President, Vulcan Ventures, said, "We believe that ZDTV is one of the most important cable launches in the last decade. ZDTV's programming about the Internet and related computer technology embodies Vulcan's strategy of a `Wired World.' As the Internet continues to explode in popularity, and cable begins to introduce high-speed connectivity to its customers, a cable channel dedicated to covering this convergence is very exciting to us."

Larry Wangberg, President and CEO, ZDTV, said, "Paul Allen's investment is tremendous for ZDTV. This new partnership, coupled with the positive support we've received from viewers, distribution partners and advertisers, represents an enormous vote of confidence that computing and the Internet are going mainstream."

Wangberg added, "With analysts forecasting 122 million Internet users and 1.3 million commercial Web sites in the United States by 2001, there is a huge marketplace for this programming. We believe ZDTV is in a very strong position to participate in this growth."

                         ZDTV'S SUCCESSFUL MILESTONES

Eric Hippeau, Chairman and CEO of Ziff-Davis, added, "ZDTV is proving that compelling content which attracts new and highly-involved audiences can succeed even in this difficult distribution market. This gives today's announcements an even broader significance."

At the heart of ZDTV is a unique lineup of 12 original shows about technology and the Internet, all of which are produced at its San Francisco studios. ZDTV has also shown a steady growth in distribution. It has distribution agreements with more than 20 cable television affiliates and is also available through DirectTV and EchoStar. Among the cable affiliates distributing ZDTV are many of the largest in the industry, including TCI, Cox Communications, and Comcast. With these affiliates, ZDTV reaches more than nine million homes.

ZDTV has also attracted an unprecedented level of advertising for a new channel. ZDTV's high-profile advertising partners, include: 3Com, America Online, Barnes & Noble, Canon, Charles Schwab, Comdisco, Computer Discount Warehouse, Corel, Cubic, Dell, Earthlink, Egghead.com Gateway, Hewlett Packard, IBM, Intel, Micron, Microsoft, NEC, Packard Bell, PSI Net, Siebel Systems, Sprint, Sun Microsystems, Symantec, and Web Street Securities. In addition, ZDTV and ONSALE, a leading Internet real-time retailer, have created a breakthrough advertising format that enables ONSALE's ads to feature live online auctions during ZDTV's Money Machine television show.

                             ABOUT VULCAN VENTURES

Vulcan Ventures Inc. of Bellevue, Wash. was founded by Paul G. Allen in 1986 to research and implement his investments. Allen's investments through Vulcan Ventures are long-term, as his goals enable him to take above-average risks and a long-term view. Through Vulcan Ventures, Allen invests in companies that offer products, services or technologies that fit his "Wired World" strategy, and can contribute to or benefit from the technology and strategy of other Paul Allen companies. William D. Savoy is president of Vulcan Ventures and represents Allen in his professional and personal financial transactions as well as managing the Vulcan analysts, who investigate and secure investment opportunities. Allen remains chairman of Vulcan.

                             ZIFF-DAVIS BACKGROUND

Ziff-Davis is a leading integrated media and marketing company focused on Internet-related technologies, with principal platforms in print publishing, trade shows and conferences, online content, television, market research and education. The Company provides global marketing and media strategies for reaching key technology decision-makers worldwide.

This release contains forward-looking statements that are subject to risks and uncertainties. Although Ziff-Davis Inc. believes that the expectations reflected in its forward-looking statements are reasonable, actual results could differ materially from those expectations. Important cautionary statements and risk factors that would affect actual results are discussed in materials filed by Ziff-Davis Inc. with the Securities and Exchange Commission, including under the caption "Risk Factors" in the Prospectus dated April 28, 1998 contained in the Registration Statement on Form S-1 (File No. 333-46493).

                                   #   #   #

For investor information, contact:
Timothy C. O'Brien, Chief Financial Officer of Ziff-Davis, at 212-503-3500 or tobrien@zd.com
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For public relations information, contact:
Greg Jarboe of Ziff-Davis at 702-732-5111 or gjarboe@zd.com
                                             --------------
Jason Hunke of Vulcan at 425-453-1940 or jasonh@vnw.com
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Peggy Keegan of ZDTV at 702-943-6554 or peggy_keegan@zd.com
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John Coffey of Abernathy MacGregor Frank at 212-371-5999 or jkc@abmac.com
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